Exhibit 99.2

Contact:

Carol DeGuzman

Senior Director, Investor Relations

650-246-6898

investors@anesiva.com

ANESIVA PHASE 3 TRIAL OF ADLEA MEETS PRIMARY ENDPOINT TO SIGNIFICANTLY REDUCE PAIN AFTER TOTAL KNEE REPLACEMENT SURGERY

SOUTH SAN FRANCISCO, CA, December 16, 2008-Anesiva, Inc. (Nasdaq: ANSV) today announced top-line results showing that the Phase 3 trial evaluating Adlea™, its long-acting, non-opioid analgesic drug candidate, achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA, or total knee replacement surgery) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005). Adlea is a long-acting, non-opioid drug candidate in development for the management of acute pain following orthopedic surgery.

The Phase 3 TKA trial, known as ACTIVE-2 (Assessment of highly purified Capsaicin To ImproVE pain management after orthopedic surgery), also showed that Adlea's safety profile of adverse events, wound healing, and wound sensory function were similar to placebo over the study duration.

"These compelling results confirm the analgesic contribution of Adlea during the most critical period following total knee arthroplasty with simultaneous opioid sparing effect, all without adding to the systemic side-effects commonly seen with opioids. These results suggest that Adlea has the potential to facilitate early rehabilitation in the knee replacement population," said William Houghton, M.D., Anesiva's senior vice president and chief medical officer.

"The ACTIVE-2 data convincingly validate the value of the Adlea asset and will support our plans to partner or license this product candidate," said Michael L. Kranda, Anesiva's president and chief executive officer.

"Over the past several months, we have revised the company's business model to significantly reduce our burn rate, and will achieve our goal of operating largely as a virtual company by year-end," Mr. Kranda said. "We now have retained a dedicated team ideally suited for Adlea clinical development and partnering within a cost structure that is appropriate for the current environment. With these positive developments, we look forward to rebuilding value for Anesiva through our virtual model, and through active partnering and licensing programs."

ACTIVE-2 Details

This multicenter, double-blind, placebo-controlled trial enrolled 217 patients undergoing total knee arthroplasty. Patients were randomized to receive either a single 60 mL dose of Adlea (0.25 mg/mL drug concentration) or placebo instilled into the surgical site immediately prior to wound closure. The primary efficacy endpoint was the area under the curve of patient pain scores, using a standard 0 to 10 numerical weighting system from four to 48 hours post-surgery. The study also evaluated rescue opioid consumption. Additional patient safety follow-up at two to six weeks after surgery demonstrated an advantage in pain management for Adlea versus placebo, with a similar safety profile.

Adlea Phase 3 Results in Bunionectomy Surgeries

A previous Phase 3 trial of Adlea, ACTIVE-1, in bunionectomy surgeries, demonstrated a highly statistically significant reduction in pain (p=0.004) from 4 to 48 hours post-surgery for Adlea-treated patients versus placebo, although the primary endpoint, pain at 4 to 32 hours post-surgery, narrowly failed to achieve statistical significance (p=0.07). The trial also achieved the key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period, and Adlea was well-tolerated.

How Adlea May Address the Need for Long-Acting Pain Relief

Adlea is a highly purified form of capsaicin (derived from chili peppers) that acts on TRPV1 receptors, expressed most densely in C-fiber neurons. Importantly, desensitization of the TRPV1 receptors blocks noxious pain with no effect on adaptive pain or position sense. Adlea generally has a short half-life of 1 to 2 hours. It is undetectable in the blood after 24 hours.

Adlea's short duration of systemic exposure (hours) relative to the long duration of analgesia may offer a safe, additive treatment option in the management of orthopedic post-surgical pain. Importantly, Adlea appears to have a safety profile that is largely similar to placebo, in studies performed to date.

About Total Knee Arthroplasty

Total knee replacement (also known as total knee arthroplasty) is generally performed in patients with end-stage osteoarthritis of the knee. These patients have disabling pain which imposes severe limitations on their mobility, and knee replacement is performed with the goal of relieving pain and restoring mobility and knee function. There were an estimated 565,000 total knee replacement procedures performed in the United States in 2006, and the number of replacements will continue to grow as the average age of the U.S. population increases and as these individuals conduct more active lives. The American Academy of Orthopedic Surgeons projects that approximately 3.5 million of these procedures will be done each year by 2030.

About Anesiva

Anesiva, Inc. seeks to be a leader in the development of novel pharmaceutical products for pain management. The company's lead product candidate is Adlea, a novel small molecule formulation of capsaicin that is currently in development for the management of acute pain following orthopedic surgeries. Adlea has been shown in previous clinical trials to provide extended pain relief after only a single administration in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information, go to www.anesiva.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "seek," "expect," "estimate," "project," "achieve," "show," "demonstrate," "offer," "plan," "may," "will," "extend," "continue," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the nature and extent of additional Adlea clinical trials that may be required by the U.S. Food and Drug Administration prior to Anesiva's submission of an application for approval to market Adlea, and whether any such additional trials will be successful. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva's annual report on Form 10-K for the year ended December 31, 2007, and its most recent filing on Form 10-Q.